EXECUTIVE CONSULTING AGREEMENT

THIS EXECUTIVE CONSULTING AGREEMENT (the "Agreement"), effective this 1st day of August, 2022, (the "Effective Date")is by and between on the one hand, **Diamond Wellness Holdings, Inc.**, a Colorado corporation, with a headquarters address of 3531 Griffin Road, Ft. Lauderdale, Florida 33312 (the "Company") and on the other hand, FSLR, LLC a limited liability company with an address of 3301 Buckeye Road, Suite 200, Atlanta, Georgia 30341, wherein one of its Partners, **Pooja Bhandari-Lamba**., an individual, ("Bhandari-Lamba") is hereby assigned by FSLR, LLC to act on its behalf to exclusively perform the duties and deliver the services for the Company as hereinafter described in Section "2. Specific Duties and Services" (the "Consultant").

RECITALS

WHEREAS, the Company wishes to engage the Consultant and specifically Bhandari-Lamba, and the Consultant and Bhandari-Lamba wish to become engaged to perform the services for the Company under this Agreement, wherein Bhandari-Lamba shall act on behalf of the Consultant as Vice President and Chief Financial Officer ("CFO") of the Company.

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties understand and agree as follows:

1. **Engagement of Consultant.** The Consultant, specifically Bhandari-Lamba, shall be engaged to perform the services for the Company as its **Vice President and Chief Financial Officer** during the Term (as defined herein). Consultant will render such services exclusively for the Company and devote adequate time, energy and ability to the Company in pursuit of its Performance Goals (as hereinafter defined) and faithfully and diligently promote the business affairs and interests of the Company. Consultant shall report to and be directed by the Company's Board of Directors. During the Term, Bhandari-Lamba will be based in the Consultant's office or the Company's offices at its headquarters' location, although Bhandari-Lamba may be required to travel to other locations and to perform services in such other locations as requested by the Company or as appropriate to performing the services for the Company.

2. **Specific Duties and Services.** Bhandari-Lamba shall perform her services as Chief Financial Officer as such terms are commonly defined in the industry, when representing the Company or the Company's subsidiaries to the best of her ability and perform such managerial and operational services, as are customarily rendered by persons engaged in the same or a similar executive capacity and such other services as the Company's Board of Directors may reasonably require from time to time. Further, Consultant and Bhandari-Lamba agrees to comply with the Company's policies, standards of professional conduct, and comply with the Company's instructions, directions, requests, rules and procedures as may be issued by the Company from time to time. During the Term (as hereinafter defined) the Board of Directors will provide Consultant and Bhandari-Lamba periodically with written performance goals for the Company to be achieved during said Term (the "Performance Goals"). Such Performance Goals as issued shall be appended to, and made a part of, this Agreement. At approximately ninety (90) day intervals, the Board of Directors will provide Consultant and Bhandari-Lamba with feedback on its satisfaction, in its sole discretion and judgment, of Consultant's progress toward, and accomplishment of, said Performance Goals.

3. **Term.** On the terms and subject to the conditions set forth herein, the Company hereby engages the Consultant and Consultant hereby accepts such engagement for an initial term of approximately three (3) calendar months commencing on August 1, 2022, and ending on October 31, 2022 (the "Initial Term") subject to the termination provisions as set forth herein. The Agreement will automatically renew for continuous, rolling three (3) month periods (the "Subsequent Terms" or individually, a "Subsequent Term") upon the conclusion of the Initial Term unless it is previously terminated per the termination provisions as set forth herein in Section "8. Termination.". The Initial Term and any and all Subsequent Terms will be collectively referred to herein overall as the "Term".

4. **Exclusivity.**

(a) **Prohibited Activities.** Consultant and Bhandari-Lamba will not participate, engage in or have any financial or other interest in any business which is competitive in any manner whatsoever with any business in which the Company or any of its subsidiaries is now or may hereafter become engaged. The foregoing prohibition does not include ownership by Consultant of less than five percent (5%) of the outstanding shares of any publicly-traded entity, provided that Consultant does not otherwise participate in such entity as a director, officer, employee or in any other capacity. Company explicitly consents to Consultant's ongoing non-competitive business activities so long as Consultant's involvement with them does not interfere with her responsibilities to, and obligations due, the Company, and the Company's Board of Directors is fully advised of such activities time requirements of the Consultant, and of their specific nature. In the event that the Company, in its sole judgment, deems any such activity as competitive or being of detriment to the Company, the Company may terminate this Agreement for Cause.

(b) **Absence of Conflicts.** Consultant and Bhandari-Lamba represent and warrant to the Company that (i) each is entering into this Agreement voluntarily and that her engagement hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by her of any agreement to which each is a party or by which each may be bound, (ii) each has not, and in connection with this engagement with the Company will not, violate any non- competition, non-solicitation or other similar covenant or agreement by which she is or may be bound, (iii) each has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered by Consultant hereunder, and (iv) in connection within this engagement with the Company she will not use any confidential or proprietary information each may have obtained in connection with said engagement with any prior or future employer.

5. **Compensation and Expense Reimbursements.**

(a) **Compensation.** In consideration for the obligations by the parties hereunder, the Company shall pay Consultant a Consulting Fee as set forth on the Compensation Rider attached hereto as Exhibit A and made a part hereof.

(b) **Stock Grant.** After completion of the Initial Term, at the sole option of the Board of Directors of the Company, the Company may grant the Consultant a Stock Grant as set forth on the Compensation Rider attached hereto as Exhibit A and made a part hereof.

(c) **Expenses.** All pre-approved, legitimate business expenses reasonably incurred by the Consultant or Bhandari-Lamba in carrying out her responsibilities and obligations under this Agreement and promoting the Company's business may be

reimbursed, including mileage and travel expenses in accordance with IRS guidelines. Consultant may be reimbursed for all such legitimate business expenses upon submission to the Company of appropriate documentation of such expenses and a description of the purpose of such expenses (an "Expense Report"). Such Expense Report shall include the level of detail that is required of other Company executives or Board of Directors. Such reimbursement will be made within thirty (30) days after the submission of such Expense Report. Consultant's reporting and expense reimbursement are governed by Company policies which are incorporated herein by reference as may be amended from time to time during the term of Employment and subject to monthly review of the Company's finance and accounting departments.

6. **Covenants.**

(a) **Acknowledgment**. Consultant and Bhandari-Lamba agree and acknowledge that in the course of rendering services to the Company and its clients and customers she has acquired and will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of the Company, its subsidiaries and affiliates that is non-public, confidential or proprietary in nature. Consultant acknowledges that the Company is engaged in a highly competitive business and the success of the Company in the marketplace depends upon its goodwill and reputation for quality and dependability. Consultant and Bhandari-Lamba agree and acknowledge that reasonable limits on her ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. Consultant and Bhandari-Lamba recognize that in order to guard the legitimate interests of the Company, it is necessary for it to protect all confidential information. The existence of any claim or cause of action by Consultant against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement. Consultant and Bhandari-Lamba further agree that Consultant's and Bhandari-Lamba's obligations under this Section 6 shall be absolute and unconditional.

(b) **Compliance with Securities Laws.** Consultant and Bhandari-Lamba are aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any persons who has received material, non-public information ("Insider Information") from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. The Consultant and Bhandari-Lamba hereby understand and acknowledge that in receiving the Confidential Information (as hereinafter defined), either may be receiving information that may be regarded as Insider Information under the United States securities laws and each shall abide by any and all said restrictions pertaining to the purchase or sale of securities of the Company, its subsidiaries or affiliates, or its successors, as imposed by U.S. Federal and State law and regulation.

(c) **Non-Solicitation or Interference.** During the Term, Consultant and Bhandari-Lamba shall not, in any capacity, whether for either's own account or on behalf of any other person or organization, directly or indirectly, with or without compensation interfere with the operation of the Company's business, including without limitation by: (i) soliciting, diverting, inducing or encouraging any officers, directors, employees, agents, consultants, former customer, representatives or any other person or concern, dealing with or in any way, directly or indirectly, associated with the Company or its parents, subsidiaries,

affiliate and/or divisions (the "Company Entities") to terminate her, his or its relationship with the Company or the Company Entities, (ii) hiring any such officer, director, employee, agent, consultant, former customer, representative or any other person or concern so solicited, diverted, induced or encouraged, (iii) soliciting, diverting, inducing or encouraging any officers, directors, employees, agents, consultants or representatives of the Company or the Company Entities, to become officers, directors, employees, agents, consultants, customers, representatives or any other person or concern, of another business, enterprise or entity, (iv) soliciting, diverting or appropriating any customers, clients, vendors or distributors of the Company or the Company Entities, or (v) influencing or attempting to influence any of the customers, clients, vendors, distributors or business partners of the Company or the Company Entities, to transfer her, his or its business or patronage from the Company or the Company Entities to any Competitor of the Company or the Company Entities. However, the Consultant does agree to introduce the Company to other potential distributors, customers or other business partners for the benefit of the Company.

(d) **Confidential Information.** During the Term and until the end of time, Consultant and Bhandari-Lamba shall keep secret all non-public information, matters and materials of the Company or the Company Entities, including, but not limited to, know-how, trade secrets, mail order and customer lists, pricing policies, operational methods, any information relating to the Company or the Company Entities, products or product development, processes, product specifications and formulations, artwork, designs, websites, graphics, services, budgets, business and financial plans, marketing and sales plans and techniques, employee lists and other business, financial, commercial and technical information presently owned, or at any time in the future developed by the Company or the Company Entities, its agents, or consultants, actually or potentially used in the operation of the Company's business, or obtained from third parties under an agreement of confidentiality (collectively, the "Confidential Information"), to which either has had or may have access and shall not use or disclose such Confidential Information to any person other than (i) the Company, its authorized employees and such other persons to whom Consultant has been instructed to make disclosure by the Company, in each case only to the extent required in the course of Consultant's and Bhandari-Lamba's service to the Company or as otherwise expressly required in connection with court process, (ii) as may be required by law and then only after consultation with the Company to the extent possible, or (iii) to Consultant's or Bhandari-Lamba's personal advisors for purposes of enforcing or interpreting this Agreement, or to a court for the purpose of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisors, their obligation to keep such Confidential Information confidential. "Confidential Information" shall not include any information which is in the public domain during the period of service of the Consultant, provided such information is not in the public domain as a consequence of disclosure by Consultant or Bhandari-Lamba in violation of this Agreement or by any other party in violation of a confidentiality or non-disclosure agreement with the Company. Upon termination of Consultant's engagement for any reason, or whenever requested by the Company, Consultant and Bhandari-Lamba shall promptly deliver to the Company any and all Confidential Information, and all copies thereof, including but not limited to, documents, data, papers and records of any nature and in any medium (including, but not limited to, electronic media) in either's possession or subject to either's control that (i) belong to the Company or the Company Entities or (ii) contain or reflect any information concerning the Company, the Company Entities and affiliates. Consultant hereby acknowledges that the sale or unauthorized use, duplication or disclosure of any Confidential Information by any mean whatsoever and any time before, during or after the Consultant's and Bhandari-Lamba's engagement with the Company shall constitute

a material breach of this Agreement.

(e) **Non-Disparagement**. In consideration of Company's obligations hereunder, during the Term and for three (3) years thereafter the Term's expiration or termination for any reason, Consultant and Bhandari-Lamba shall not directly or indirectly (i) engage in any conduct or make any statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way the Company, or any affiliate, executive officers, directors or employees of the Company or its affiliates, or any products or services offered by any of these entities, or (ii) engage in any other conduct or make any other statement, in each case, which could be reasonably expected to impair the goodwill or reputation of the foregoing entities or individuals or the reputation of any of the foregoing entity's products or services or the marketing of any of the foregoing entity's products or services, except to the extent required by law and then only after consultation with the Company to the extent possible, or in connection with any dispute between Consultant and any of the foregoing entities.

(f) **Remedies for Breach; Injunctive Relief**. The Company, Consultant and Bhandari-Lamba agree that any restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. Consultant Bhandari-Lamba acknowledge that by virtue of their position with the Company, Consultant and Bhandari-Lamba will be given access to the Company's and the Company subsidiaries' trade secrets and Confidential Information. Consultant and Bhandari-Lamba acknowledge that the Company will suffer irreparable harm as a result of a breach of such restrictive covenant by the Consultant and Bhandari-Lamba for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by Consultant of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, but not limited to, specific performance, injunctive relief, a temporary restraining order, and/or a preliminary and/or permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach of this Section 6 without the necessity of proving damages, posting a bond or other security, and to recover any and all costs and expenses, including reasonable counsel fees, incurred in enforcing this Agreement against Consultant Bhandari-Lamba, and Consultant Bhandari-Lamba hereby consent to the entry of such relief and agree not to contest such entry. Such relief shall be in addition to, and not in substitution of, any other remedies available to the Company. The existence of any claim or cause of action of the Consultant and/or Bhandari-Lamba against the Company, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants. Consultant and Bhandari-Lamba shall not defend on the basis that there is an adequate remedy at law. In addition to and not in lieu of any other remedy that the Company may have under this Section 6 or otherwise, in the event of any breach of any provision of this Section 6 during the period during which Consultant is entitled to receive payments pursuant to Section 8, such period shall terminate as of the date of such breach and Consultant shall not thereafter be entitled to receive any compensation or other payments under this Agreement.

(g) **Modification and Survival.** Consultant and Bhandari-Lamba hereby agree that each provision in this Section shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 6 are fair, reasonable and necessary in order to protect the Confidential Information, goodwill and other legitimate interests of the

Company and that adequate consideration has been received by the Consultant and/or Bhandari-Lamba for such obligations. Consultant and Bhandari-Lamba further acknowledge that after termination of this engagement with the Company for any reason, either will be able to earn a livelihood without violating the covenants described in this Section 6 and Consultant's/Bhandari-Lamba's ability to earn a livelihood without violating such covenants is a material condition to this engagement with the Company. If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 6 are not reasonable, that consideration is inadequate or that Consultant has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include the maximum duration, scope and geographic area identified in this Section 6 as will render such restrictions valid and enforceable. It is the intent of the parties that this section be enforced to the greatest extent allowable in law or equity. The terms of this Section 6, shall survive the termination or expiration of Consultant's engagement with the Company and this Agreement, but only to the extent of the time limitations as set forth herein.

7. **Proprietary Rights.**

(a) **Property Rights; Intellectual Property.** All documents, notes, sales and marketing strategies, projections, forecasts, business plans and presentations, sales and revenue projections or estimates, business affiliations and networking created by Consultant or Bhandari-Lamba at any time during the Term or any extension thereof, including without limitation the Consultant's work product, are works for hire and shall be the exclusive property of the Company, and the Company Entities in perpetuity (the "Property Rights"). The Company and the Company Entities own or shall own all right, title and interest throughout the Universe, in any of Consultant's or Bhandari-Lamba's work product for the Company and the Company Entities, and all copyright, trademark and other intellectual property rights in and related thereto throughout the Universe, in perpetuity ("Intellectual Property"). All documents or other tangible property and concepts or inventions, including Internet and other electronic media, relating in any way to the business of the Company or the Company Entities which are conceived or generated by Consultant or Bhandari-Lamba, or which come into Consultant's or Bhandari-Lamba's possession during or by virtue of their engagement with the Company shall be and remain the property of the Company and the Company Entities. Consultant and Bhandari-Lamba must return all such documents and tangible property to the Company on termination of this Agreement for any reason or at such earlier time as the Company may request in writing.

(b) **Works Made for Hire.** Consultant and Bhandari-Lamba acknowledge and agree that Consultant and Bhandari-Lamba is and has been retained by the Company to create work product and on a work-made-for-hire basis for the Company. In this regard, the Company, and not Consultant and/or Bhandari-Lamba, is the sole and exclusive owner of authorship and ownership of all right, title and interest in and to any part of the work product, and any portion of the fruit, proceeds, lay-outs, story boards, slogans, designs, flow charts, etc., created, written, developed, finished, produced, disclosed or acquired by Consultant, alone or in collaboration with others, during Consultant's engagement with the Company (collectively, the "Work Product") and any portion of the Intellectual Property are deemed to vest in or be owned by the Company as a work-made-for-hire or by operation of law orotherwise. Notwithstanding the foregoing, upon the termination of the Agreement or earlier termination, the Company has the right to use any Work Product, Property Rights, and Intellectual Rights in perpetuity. Insofar as the authorship and ownership of all right, title and interest in and to any part of the Work Product and any portion of the Intellectual Property are not deemed to vest in

or be owned by the Company as a work-made-for-hire or by operation of law or otherwise, Consultant agrees to and hereby does assign, sell, transfer, grant and convey to the Company (without the necessity of any further consideration, documentation or further acts by either party) the entirety of whatever right, title and interest Consultant and Bhandari-Lamba have in the Intellectual Property. At the Company's request, Consultant and Bhandari-Lamba shall execute any documents reasonably required by the Company to confirm, establish, record, file applications for, renew or maintain the Company's rights and ownership in the Intellectual Property worldwide and will cooperate fully with the Company in connection with any or all of these efforts. The Work Product constitutes "work made for hire" as such term is defined in Section 101 of the U.S. Copyright Act of 1976 (17 U.S.C. §101), as amended, such that all copyrights in such work product, in any and all media and through all forms of communication or transmission, whether presently known or hereafter developed, are the exclusive property of the Company. If, for any reason, the Work Product does not qualify as "work made for hire," Consultant is deemed to have hereby irrevocably sold, assigned and transferred to the Company all such copyrights.

8. **Termination.** The Company has the right to terminate this Agreement and Consultant's and Bhandari-Lamba's engagement with the Company on the earlier of (i) thirty (30) days advance notice of the expiration of the Initial Term or any Subsequent Terms, or (ii) the first to occur of any of the following:

(a) **Death.** This Agreement shall automatically terminate upon the date of Bhandari-Lamba's death or dissolution of FSLR, LLC. In such event, the Company shall pay to Consultant's executors, legal representatives or administrators any amounts due and owing to the Consultant as of the date of death, and thereafter the Company shall have no further liability or obligation hereunder to her executors, legal representatives, administrators, heirs or assigns.

(b) **Failure to Render Service.** The Company in its sole option may terminate this Agreement on the date that is seven (7) consecutive days from the date that the Consultant/Bhandari-Lamba is unable fully to perform the Consultant's essential duties and responsibilities hereunder to the full extent required by the Board of Directors of the Company by reason of illness, incapacity, injury, disability from a physical or mental condition, or by reason of any statute, law, ordinance, regulation, order, judgment or decree. During such seven (7) day period, the Consultant shall continue to be compensated as provided in Section 5 of this Agreement. Consultant agrees, in the event of any dispute under this Section, to submit to a physical examination by a licensed physician selected by the Board of Directors of the Company.

(c) **Cause.**

The Company may terminate this Agreement at any time immediately, upon notice to Consultant, for "cause." For purposes of this Agreement, "cause" shall mean, but is not limited to, the Consultant's:

(i) Commission of any act of fraud, misappropriation or personal dishonesty relating to or involving the Company in any material way;

(ii) The commission of any negligent act or omission in the performance of Consultant's duties which each owes the Company;

(iii) Violation of any express direction of the Company or any material violation of any rule, regulation, policy or plan established by the Company from time to time regarding the conduct

of its consultants and/or its business, if such violation is not cured by Consultant within thirty (30) days of receiving notice of such violation from the Company;

(iv) Demonstrably willful and deliberate violation of any obligation owed by Consultant to the Company;

(v) Material disclosure or use of Confidential Information, other than as required in the performance of Consultant's duties under this Agreement;

(vi) Abandonment of or the refusal to perform any the duties required of Consultant under this Agreement;

(vii) Sexual or other unlawful harassment;

(viii) Use of illegal drugs or alcohol at any time on any property owned or leased by the Company;

(ix) Competitive activity or activity to the detriment of the Company; or

(x) Any other action, inaction, act or omission as deemed by the President of First Capital Venture Co. as cause for termination.

(d) **Without Cause**.

(i) At and for the Company's sole convenience and in its sole discretion and without specifying any cause as set forth in this Section, the Company may terminate this Agreement (1) at any time upon thirty (30) days advance written notice to Consultant during the Initial Term or any Subsequent Terms (the "Termination Notice Period").

(ii) At any time during the overall Term by mutual written agreement of the Company and the Consultant.

(iii) At any time for any other action, inaction, cause or omission as deemed by the President of First Capital Venture Co. as reason for immediate termination.

In the sole event of termination "Without Cause" by the Company (and not the Consultant), the Company agrees to pay the Consultant her Consulting Fee, pro-rata, during the Termination Notice Period during which time the Consultant Bhandari-Lamba shall continue to perform eithe's services for the Company in full accordance with this Agreement.

Upon termination of this Agreement for any reason, the rights and duties of the Parties under this Agreement shall terminate, except however, any provisions that by necessity need to remain in effect in the sole judgment of the Company shall survive any such termination. Termination of Consultant's engagement under this Section 8 will not limit the Company's rights and remedies against Consultant under this Agreement, at law or in equity.

(e) **Early Termination By Consultant.** In the event Consultant/ Bhandari-Lamba resigns, quits or otherwise terminates this Agreement prior to the expiration of the Initial Term or any Subsequent Term,the Company's only obligation will be to pay Consultant any accrued but unpaid Consulting Fee earned prior to the date of termination, and any expenses incurred prior to the date of termination that

have not been reimbursed and submitted to, and approved by, the Company for payment in accordance with the requirements of Section 5(c).

(f) **Post Termination Conditions.** Upon termination of Consultant's engagement with or without Cause, Consultant agrees that for a period of two years thereafter, as may be requested by the Company at any such time and at the Company's sole expense, each will cooperate with and assist the Company with any litigation, contract negotiation or other matter in which the benefit of Consultant's knowledge or expertise may be requested by the Company, including without limitation, assisting the Company in the preparation of litigation (including testifying).

9. **Termination upon Change of Control**

(a) **Termination.** If the Consultant's or Bhandari-Lamba's engagement is terminated by the Company for Cause or without Cause after a Change in Control, the Consultant shall solely be entitled to receive payment of unpaid compensation for services rendered, provided and due at the time of Change in Control.

(b) **Change in Control.** For purposes of this Agreement, a Change of Control of the Company shall be deemed to have occurred at such time as:

(i) Change in Ownership. any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries; or

(i) Sale. Any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(ii) Liquidation. a plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or

(iii) Board Determination. the Board determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated.

10. **Customers, Suppliers.** Consultant and Bhandari-Lamba do not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any customer of or supplier to the Company or the Company subsidiaries, unless such interest has been waived in writing by the Company's Board of Directors.

11. **Certain Activities.** During the Term, Consultant and Bhandari-Lamba shall not (i) give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder the Company or the Company subsidiaries in connection with any proposed

transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of the Company or the Company subsidiaries (ii) use any corporate or other funds for unlawful contributions , payments, gifts or entertainment, (iii) make any unlawful expenditures relating to political activity to government officials or others, (iv) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, and (v) accept or receive any unlawful contributions, payments, gifts, or expenditures.

12. **Independent Contractor.** The relationship between the Company and Consultant and Bhandari-Lamba established by this Agreement is that Consultant/Bhandari-Lamba are an independent contractors of the Company, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever. Consequently, as an independent contractor, Neither Consultant nor Bhandari-Lamba are an employee, partner or agent of the Company. Consultant and Bhandari-Lamba shall not be entitled to nor receive any benefit normally provided to Company's employees such as, but not limited to, vacation payment, retirement, health care or sick pay. The Company shall not be responsible for withholding income or other taxes from the payments made to the Consultant. Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to the Consultant pursuant to this Agreement. Consultant shall also be responsible for maintaining its own insurance coverage, including general liability and worker's compensation coverage, if applicable, within coverage limits as may be required by Company and as may be required by third parties who are using Consultant's services in whole or part.

13. **Indemnification.**

(a) Indemnification of Consultant by the Company. The Company shall indemnify, defend and hold Consultant and Bhandari-Lamba, Consultant's subsidiaries, affiliates, officers, directors and employees harmless from and against any and all liabilities, obligations, losses, claims, damages, costs, charges or other expenses of any kind (including, but not limited to, reasonable attorneys' fees and legal costs) (collectively, "Claims") which arise out of or result from any breach or alleged breach of this Agreement by the Company.

(b) Indemnification of the Company by Consultant. The Consultant shall indemnify, defend and hold harmless Company, its subsidiaries, affiliates, officers, directors, employees and other consultants or contractors, from and against any and all Claims which arise out of, or result from, any breach or alleged breach of this Agreement by the Consultant or any claim arising out of any false and misleading statements, advertising or marketing, or arising out of the Consultant's negligence or wanton or willful misconduct in the performance of its obligations under this Agreement.

14. **Miscellaneous.**

(a) **Notice.** Any notice or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) upon confirmation of receipt when such notice or other communication is sent by facsimile, (iii) by electronic mail, (iv) one day after delivery to an overnight delivery

courier (i.e., Federal Express), or (v) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows (or any other such address as one party may specify by notice to the other):

As to the Company:	Diamond Wellness Holdings, Inc. 3531 Griffin Road Ft. Lauderdale, Florida 33312 Attn: Board of Directors Admin@DiamondWellnessHoldings.com With copy to: GBlum@GBlumLaw.com And Kevin@DiamondWellnessHoldings.com
As to Consultant:	FSLR, LLC 3301 Buckeye Road Suite 200 Atlanta, Georgia 30341 ATTN: Pooja Bhandari-Lamba Email: yogicpooja@gmail.com

(b) **Conformity to Law.** If any one or more provisions of this Agreement should ever be determined to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction or be invalid or invalidated or unenforceable by reason of any law or statute, then to the extent and within the jurisdiction invalid or unenforceable, it shall be limited, construed or severed and deleted therefrom, and the remaining portions of this Agreement shall survive, remain in full force and effect, and continue to be binding and shall not be affected and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

(c) **Attorney's Fees.** In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys' fees, shall be paid by the non-prevailing party.

(d) **Severability.** If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

(e) **Headings.** The Headings used in this Agreement are for the convenience of the parties and for reference purposes only and shall not form a part of or affect the interpretation of this Agreement.

(f) **Construction.** This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted, since the attorneys for the respective parties have submitted revisions to the text hereof.

(g) **Entire Agreement.** This Agreement shall constitute the entire agreement concerning the subject matter hereof between the parties, superseding all previous

agreements, memoranda of understanding, negotiations, and representations made prior to the effective date of this Agreement.

(h) **Amendment; Waiver.** This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(i) **Successors and Assigns.** This Agreement shall be binding upon Consultant without regard to the duration of its engagement with the Company or reasons for the cessation of such engagement, and inure to the benefit of its administrators, executors, heirs and assigns, although the obligations of the Consultant are personal and may be performed only by him. The Company may assign this Agreement and its rights, together with its obligations, hereunder, provided such assignee has the capability of fulfilling the Company's obligations to the Consultant pursuant to this Agreement. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.

(j) **Governing Law.** The validity of this Agreement, its interpretation and any disputes arising from, or relating in any way to, this Agreement or the relationship of the parties, shall be governed by the law of the State of Florida without regard to conflicts of law principles. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal and state courts located in Broward County, Florida (and appellate courts thereof) in connection with any dispute related to this Agreement or any matters contemplated hereby.

(k) **Arbitration.** The Consultant and the Company agree that any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement, shall be resolved by binding Arbitration governed by the provisions of the Florida Arbitration Code, Chapter 682 of the Florida Statutes.

(l) Jury Trial Waiver. COMPANY AND CONSULTANT SHALL AND HEREBY DO WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL LIMIT THE COMPANY FROM ANY REMEDIES AVAILABLE HEREIN.

(m) **Counterparts.** This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly effective as of the Effective Date.

DIAMOND WELLNESS HOLDINGS, INC.
a Colorado corporation

By: Gary Blum
Gary Blum, Chairman of the Board

Date: 7-27-22

FSLR, LLC
a Georgia limited liability company

By: [signature]
Bhandari-Lamba, Partner

Date: 7/26/22

EXHIBIT A
COMPENSATION RIDER
FSLR, LLC

1. **Consulting Fee.**

(a) During the Initial Term and any Subsequent Term, the Company shall pay the Consultant a fee of $5,500.00 per calendar month in advance of each such calendar month (the "Consulting Fee") on or before the fifteenth (15th) calendar day of each month for services to be performed by the Consultant for that calendar month. Therefore, the first scheduled monthly payment of the Consulting Fee shall be due on or before August 15, 2022 for the month of August, 2022, which is the first month of this Agreement per the Effective Date.

(b) Therefore, the total Consulting Fee payable over a twelve (12) month period from the Effective Date shall be $66,000.00, paid monthly. Consultant agrees that Company may, in its sole discretion, withhold the first quarterly total payment in review of Consultant's services during said time frame and/or for application towards changing corporate legal counsel.

(c) Upon the completion of the Initial Term or any Subsequent Term, the Board of Directors of the Company, in its sole option and discretion, may increase the amount of the Consulting Fee, or otherwise seek an adjustment to it in consultation with, and the agreement of, the Consultant.

(d) Should the Consultant be integral in establishing, causing or creating other distribution channels for any Company products or services, then the Company may, in the sole discretion of the Board of Directors or President of First Capital Venture Co., remit additional payment as commission based upon those related sales.

2. **Stock Grant.**

(a) For services rendered to the Company, after the completion of the Initial Term and the achievement of the Performance Goals, the Board of Directors of the Company, in its sole option, may grant the Consultant or its assigns a stock grant of shares of the Company's common stock (the "Shares"), in quantity and at a cost basis per share to be determined by the Company's Board of Directors at the time of said grant. All Shares so granted to the Consultant will be fully-paid, non-assessable, and will have been lawfully issued by the Company. Shares shall be deemed earned by the Consultant at the time so granted and shall be released to the Consultant in accordance with a separate "Lock Up and Leak Out Agreement" issued at the time between the Company and the Consultant to be signed on the date of the grant.

(b) Consultant understands and acknowledges that any Shares granted will constitute restricted stock of the Company subject to the limitations on transfer and resale under U.S. securities law and regulation.

(c) Should the Company terminate this Agreement for Cause at any time, the Consultant understands, acknowledges and hereby agrees that any Shares that may have been granted to the Consultant prior to said termination for Cause, as determined in the sole discretion of the Board of Directors of the Company, will be forfeited by the Consultant and cancelled by the Company in their entirety (the "Cancellation"); moreover, by the Consultant's signature on this Agreement, the Consultant hereby grants the Company full rights to said Cancellation without further notice or documentation to the Consultant.

Company Initials: MB

Consultant Initials: [signature]